PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-36480
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                           [REGIONAL BANK HOLDRS logo]


                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                 Primary
                                                                   Share         Trading
               Name of Company                      Ticker        Amounts        Market
      -----------------------------------          ---------    ----------  ----------------
      AmSouth Bancorporation                          ASO            12            NYSE
      BB&T Corporation                                BBT            10            NYSE
      Comerica Incorporated                           CMA             5            NYSE
      Fifth Third Bancorp                             FITB          13.5          NASDAQ
      Bank of America                                 BAC          27.765          NYSE
      JPMorgan Chase & Co.                            JPM           43.56          NYSE
      KeyCorp                                         KEY            13            NYSE
      Marshall & Ilsley Corporation                    MI             6            NYSE
      Mellon Financial Corporation                    MEL            14            NYSE
      National City Corporation                       NCC            18            NYSE
      Northern Trust Corporation                      NTRS            7           NASDAQ
      Piper Jaffray Companies                         PJC          0.5683          NYSE
      State Street Corporation                        STT            10            NYSE
      SunTrust Banks, Inc.                            STI             9            NYSE
      Synovus Financial Corp.                         SNV             8            NYSE
      The PNC Financial Services Group, Inc.          PNC             9            NYSE
      US Bancorp                                      USB           56.83          NYSE
      Wachovia Corp.                                   WB            41            NYSE
      Wells Fargo & Co. (1)                           WFC            48            NYSE




 (1) The quantity of shares of Wells Fargo & Co. (NYSE: "WFC") represented by each 100 share round lot of Regional Bank HOLDRS increased to 48 shares (from 24) due to the 2 for 1 stock split of Wells Fargo & Co. Effective August 17, 2006, deposits of Wells Fargo & Co. common stock for creation of Regional Bank HOLDRS increased to 48 WFC (instead of 24 WFC) per round lot of 100 Regional Bank HOLDRS due to the 2 for 1 stock split of Wells Fargo & Co.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.